EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	State of Incorporation
SyCom Services, Inc.	Delaware
Beta Analytics, Incorporated	Maryland
ComGlobal Systems, Incorporated	California